UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2016

Date of Report (Date of earliest event reported)

AGRO CAPITAL MANAGEMENT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-185928	33-1230673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1255 W. Rio Salado Pkwy Suite 215 Tempe, AZ	85281
(Address of principal executive offices)	(Zip Code)

(480) 339-0181

Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Effective September 19, 2016, Agro Capital Management Corp., a Nevada corporation (the “Company”) rescinded the transactions under the Share Exchange Agreement, dated December 31, 2015 (“Share Exchange Agreement”), by and among, the Company, Capital Epitome Sdn Bhd, a private Malaysian corporation (“CE”), and Dato Mohd Nasir Bin Baba, a Malaysian citizen (“Dato Mohd Nasir” and together with CE, the “Owners”). Pursuant to the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding shares of Agro Capital Management Berhad, a Malaysian corporation (“Target Shares”), in exchange for 30,000,000 shares of the Company’s common stock issued to CE and Dato Mohd Nasir (the “Exchange Shares”).

The Company and the Owners decided to unwind and rescind the transactions and share issuances pursuant to the Share Exchange Agreement due to, among other reasons, the lack of currently available information regarding Agro Capital Management Berhad, a Malaysian corporation (“Target”) necessary for the Company to complete a full financial audit of Target for the two (2) prior fiscal years. As a result, the acquisition held little to no value for the Company’s shareholders, including CE and Dato Mohd Nasir, who became shareholders as a result of such transaction, it therefore became mutually beneficial to all parties for the transactions to be rescinded and return each party to their former positions. In connection with the unwinding and rescission of the transactions under the Share Exchange Agreement, the Target Shares were returned to the Owners and the Exchange Shares were returned to the Company for cancellation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRO CAPITAL MANAGEMENT, CORP.

DATE: September 23, 2016

By: /S/ Christopher Xavier Dorairaj

Name: CHRISTOPHER XAVIER DORAIRAJ

Title: CEO

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